XL CAPITAL
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
000s of U.S. Dollars

                                          Qtr End       Yr End        Yr End
                                          31-Mar        31-Dec        31-Dec
                                           2001          2000          1999
                                        ------------ ------------- -------------

Earnings:
       Pre-tax income from continuing
         operations(1)                      188,801       376,734       390,252
       Fixed charges                          9,097        38,166        41,215
       Distributed income of equity
         investees                              118         4,987         1,266
                                        ------------ ------------- -------------
       Subtotal                             198,016       419,887       432,733
       Less: Minority interest                1,169         1,093           220
                                        ------------ ------------- -------------

       Total Earnings                       196,847       418,794       432,513
                                        ============ ============= =============

Fixed Charges:
       Interest costs                         7,512        32,147        37,378
       Rental expense at 30% (1)              1,585         6,019         3,837
                                        ------------ ------------- -------------

       Total fixed charges                    9,097        38,166        41,215
                                        ============ ============= =============


Earnings to Fixed Charges                      21.6          11.0          10.5
                                        ------------ ------------- -------------


(1)    30% represents a reasonable approximation of the interest factor


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